Exhibit 3.4

BYLAWS

OF

WEYERHAEUSER REAL ESTATE COMPANY

(as amended through 4/15/2010)

ARTICLE I

SHAREHOLDERS’ MEETING

1. The annual meeting of shareholders at which directors are elected shall be held on the third Thursday in April at the principal office of the corporation, or at such other time or place within or without the State of Washington as may be designated by the Board of Directors.

2. Special meetings of the shareholders may be called by the Board of Directors, the Chairman, the President or any Vice President.

ARTICLE II

DIRECTORS

1. The business of this corporation shall be managed by a board of three (3) Directors, each of whom shall be elected at the annual meeting of shareholders and shall hold office until the next annual shareholders’ meeting or until his successor shall have been elected.

2. The annual meeting of the Board of Directors shall be held on the third Thursday in April of each year, immediately following the adjournment of the annual meeting of shareholders at the office of the corporation, or at such other place as may have been designated for the holding of the annual meeting of shareholders pursuant to Article I hereof. The Board of Directors may provide by resolution the time and place, either within or without the State of Washington, for the holding of additional regular meetings.

3. Special meetings of the Board of Directors may be held at such times and places, within or without the State of Washington upon the written or telegraphic call of either the President, or two or more other Directors.

4. Each Director shall be given not less than two (2) days’ notice of any Directors’ meeting, except that no notice shall be required of (i) a meeting held at a time and place fixed by these bylaws or by resolution of the Board, or (ii) a meeting at which the entire Board is present, or (iii) the reconvention of a meeting pursuant to adjournment to a specified time and place.

ARTICLE III

OFFICERS

1. The officers of this corporation shall include those elected by the Board of Directors and those appointed by the President. The officers of this corporation to be elected by the Board of Directors shall be: a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, a General Counsel, a Controller and such additional officers and assistant officers as they may determine. The officers of this corporation which may from time to time be appointed by the President shall be Vice Presidents and such additional officers and assistant officers of this corporation as he may determine.

2. At its annual meeting the Board of Directors shall elect such of the officers of this corporation as are to be elected by it and each such officer shall hold office until the next such annual meeting or until a successor shall have been duly elected and qualified or until his death, resignation, retirement or removal by the Board of Directors. A vacancy in any such office may be filled for the unexpired portion of the term at any meeting of the Board of Directors. Such of the officers of this corporation as may be appointed by the President shall serve for such periods of time as he may determine or until a successor shall have been appointed or until his death, resignation, retirement or removal from office.

3. Any Director or officer may resign his office at any time. Such resignation shall be made in writing and delivered to and filed with the Secretary, except that a resignation of the Secretary shall be delivered to and filed with the President. Resignations so made shall be effective, if by a Director, upon acceptance by the Board, and if by an officer other than a Director, upon receipt by the Secretary or by the President, as the case may be, unless some other time be fixed in the resignation, and then from the date so fixed.

4. The Board of Directors may appoint and remove at will such agents and committees as the business of the corporation shall require, each of whom shall exercise such powers and perform such duties as may from time to time be prescribed or assigned by the President, the Board of Directors, or by other provisions of these Bylaws.

ARTICLE IV

POWERS AND DUTIES OF OFFICERS

The officers of this Corporation shall have all of the powers characteristic of their respective offices and all other powers which may from time to time be delegated to them by the Board of Directors.

ARTICLE V

FISCAL YEAR

The fiscal year of this corporation shall be the period beginning with the opening of business on January 1 and ending with the close of business on December 31 of each year.

ARTICLE VI

CORPORATE SEAL

The corporate seal shall be the one of which an impression is affixed in the left hand margin hereof, bearing the words:

WEYERHAEUSER REAL ESTATE COMPANY CORPORATE SEAL
WASHINGTON
1970

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